EXHIBIT 5

May 8, 2003

CenturyTel, Inc.

100 CenturyTel Drive

Monroe, Louisiana 71203

Gentlemen:

            We have acted as counsel for CenturyTel, Inc. ("CenturyTel") in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $6,000,000 of deferred compensation obligations, which represent unsecured obligations of CenturyTel to pay deferred compensation to employees in the future in accordance with the terms of the CenturyTel, Inc. Supplemental Dollars & Sense Plan (the "Plan").

            Based on the foregoing and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that, when issued in accordance with the Plan, the deferred compensation obligations will be legally valid and binding obligations of CenturyTel, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

            We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours,

Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.

By:	/s/ Margaret F. Murphy
Margaret F. Murphy